Exhibit 99.1

Boston Omaha Corporation Completes the Acquisition of InfoWest, Inc. and Go Fiber LLC

April 4, 2022

OMAHA, Neb.--(BUSINESS WIRE)--Boston Omaha Corporation (NYSE: BOC), through its wholly owned subsidiary FIF St George, LLC (“FIF St George”), has completed the acquisition of the businesses operated by InfoWest, Inc. (“InfoWest”) and Go Fiber LLC (“Go Fiber”), fiber and fixed wireless internet service providers located in St. George, Utah. The InfoWest and Go Fiber businesses together provide high-speed internet services to over 20,000 customers throughout Southern and Central Utah, Northern Arizona and Moapa Valley, Nevada.

InfoWest Co-Founder and CEO Kelly Nyberg said, “Our partnership with Boston Omaha will dramatically accelerate our fiber expansion within our current markets and into new communities.”

InfoWest and Go Fiber equityholders will collectively have a 20% initial ownership stake in FIF St George, a new entity formed by Boston Omaha for purposes of completing the acquisitions. Boston Omaha intends to make significant additional capital investments to fund FIF St George’s fiber-to-the-home expansion. Key members of the executive team will remain on to continue guiding the company in the next phase of growth.

Co-CEO of Boston Omaha, Adam Peterson added, "The InfoWest and Go Fiber teams have built robust networks capable of scaling within and outside of their current footprints. Additionally, their history of delighting customers by providing exceptional service made these businesses a natural fit into our fiber-to-the-home strategy throughout western rural communities and beyond.”

Boston Omaha’s Fiber is Fast businesses include AireBeam in Arizona, Utah Broadband in northern Utah, InfoWest and Go Fiber in Utah, Arizona and Nevada, and Fiber Fast Homes.

About Boston Omaha Corporation

Boston Omaha Corporation is a public holding company with four majority owned businesses engaged in outdoor advertising, surety insurance, broadband telecommunications services, and asset management.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Contacts:

Boston Omaha Corporation
Catherine Vaughan, 617-875-8911
cathy@bostonomaha.com